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                       [SMITH MANAGEMENT LLC LETTERHEAD]

VIA FACSIMILE - 503-252-2916

                                                                    EXHIBIT 99.2

June 29, 2001

Mr. William James Nichol
President and CEO
Assisted Living Concepts, Inc.
11835 NE Glenn Widing Drive, Building E
Portland, OR 97220-9057

Dear Mr. Nichol:

Reference is made to the Confidentiality Agreement and Agreement to Restrict Trading of Securities made as of May 14, 2001 (the "Agreement") by and between Assisted Living Concepts, Inc. (the "Company") and Woodstead Associates L.P. ("Holder"), an affiliate of Smith Management LLC. Any capitalized term used hereto and not otherwise defined herein shall have the meaning ascribed to such term in the Agreement.

Section 5 of the Agreement provides in relevant part as follows:

"This Agreement shall terminate and the Company shall disclose to the public generally such of the Confidential Information furnished to Holder as is necessary to permit Holder and its Accounts to offer and sell (without contravening applicable law) any securities of the Company ... on June 30, 2001."

Company recently requested that we execute an Amendment to the Agreement the effect of which would extend the termination date to July 20, 2001. At this time, Holder is not prepared to execute such an amendment and hereby demands that the Company comply with its obligations set forth in Section 5 of the Agreement and disclose to the public the Material Information no later than June 30, 2001. Holder desires to sell securities of the Company commencing Monday of next week and accordingly will be damaged if the Company fails to so comply with its obligations. In such case, Company reserves all of its rights and remedies under the Agreement and at law.

Please call me (212-888-7219) or Beth Pierce (212-888-8252) should you have any questions or wish further to discuss this matter.

Sincerely,

/s/ Steven R. Kamen
Steven R. Kamen
Senior Vice President and General Counsel

cc:   Latham & Watkins                     Milbank Tweed Hadley & McCloy LLP
      633 W. Fifth Street, Suite 4000      601 South Figueroa Street, 30th Floor
      Los Angeles, CA 90071                Los Angeles, CA 90017
      Attn: Robert A. Klyman               Attn: David B. Zolkin
      Fax:  213-891-8763                   Fax:  213-892-4767

      Beth Pierce - Smith Management LLC